Integrated Environmental Technologies Announces Sale of EcaFlo™ Equipment To Leading Food Safety Company

EcaFlo™ Allows Customers to Meet Bacterial Management Requirements

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Oct. 14, 2005--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced today that it has sold an EcaFlo™ Model 080 unit to SanAquel, a leading Oklahoma-based equipment manufacturer primarily involved in food safety for the meat industry. The EcaFlo™080 unit is the first of several units anticipated to be purchased by SanAquel and integrated into their systems. The EcaFlo™ equipment, which creates environmentally safe biocide solutions, "anolyte" and "catholyte," can be used in all manner of applications where economically-viable and effective bacteria management is required, enables SanAquel's customers to meet the bacterial management requirements of the meat industry in the Midwest by utilizing EcaFlo™ equipment for the generation of anolyte and catholyte solutions.

"We continue to penetrate markets where application of anolyte provides the required bacteria control and management tools, in a value-added manner, to our customers. Our EcaFlo™ equipment reliably and effectively delivers strong solutions by using electro-chemical activation technology to produce environmentally responsible solutions," said William E. "Bill" Prince, IEVM's President and CEO.

Brian Denomme, President of SanAquel stated, "The integration of the EcaFlo™ line of anolyte- and catholyte-producing equipment into our SanAquel systems allows us to assure our meat processing industry customers that food safety is designed into every SanAquel processing system."

EcaFlo™ equipment has applications in a wide array of industries due to its versatility. Recently, IEVM announced plans to incorporate its EcaFlo™ equipment as a bacterial control component of a mobile response unit which contains an integrated system capable of providing drinking water for victims of Hurricane Katrina.

About the EcaFlo™ Division of I.E.T., Inc., IEVM's wholly owned operating subsidiary:

I.E.T. is licensed in the United States by Electro-Chemical Technologies Ltd. This division designs, markets, sells and assembles equipment under the EcaFlo™ Name Brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process (ECA) that effectively controls bacteria, viruses, fungi, and other microorganisms without harming the environment.

Forward-Looking Statements: The statements in this press release regarding the Model 080 unit, food safety statements, future opportunities and any other effect, result or aspect of the unit and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of the EcaFlo™ unit into SanAquel's systems, future purchases from SanAquel, applicability of IEVM's technology, costs, delays, and any other difficulties related to IEVM's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, IEVM's continuing relationship with its licensor and other partners, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

William E. “Bill” Prince, President and CEO

Integrated Environmental Technologies, Ltd.

4235 Commerce Street

Little River, South Carolina 29566

(843) 390-2500 Office

(843) 390-3900 Fax

bill.prince@ietltd.net

www.ietusa.net

or

Ed Lewis

CEOcast

(212) 732-4300

www.ceocast.com